EXHIBIT 99.1

For Immediate Release

For Information Contact:

Reid Simpson	Kristi Emerson
Chief Financial Officer	Director, Corporate Communications
312.706.1706	303.915.9574
reids@eCollege.com	kristie@eCollege.com

eCollege® Announces Record Quarterly Revenue of $29.6 Million,

Up 21 Percent from 2004

Company Reports Fourth Quarter EPS of $0.09 and Adjusted EPS of $0.15

CHICAGO – March 13, 2006 – eCollege® [Nasdaq: ECLG], a leading provider of value-added information services to the post-secondary education industry, today announced it achieved record revenue of $29.6 million for the fourth quarter ending December 31, 2005, an increase of 21 percent from the same period in the prior year. Fourth quarter revenue included $11.0 million from the Company’s eLearning Division, an increase of 19 percent from the prior year, and $18.5 million from the Company’s Enrollment Division, an increase of 22 percent from the prior year.

Net income for the quarter was $2.0 million ($0.09 per diluted share) compared to reported net income of $17.5 million ($0.80 per diluted share) for the fourth quarter of 2004. Prior year results included two non-operating events that significantly impacted the Company’s net income: a net tax benefit of $18.6 million ($0.85 per diluted share) resulting from the reversal of a valuation allowance associated with a deferred tax asset related to net operating loss carry-forwards, and an incremental interest charge of $2.5 million ($0.11 per diluted share) resulting from the prepayment of $10.0 million in original face amount of seller notes. Excluding these two items, net income for the fourth quarter of 2005 grew 47 percent from net income of $1.4 million ($0.06 per diluted share) for the fourth quarter of 2004.

“We are very pleased with our strong 21 percent top-line growth in the fourth quarter, consistent with our long-term revenue growth objective of 20 percent,” said Oakleigh Thorne, chairman and CEO of eCollege. “We also are extremely proud of our 108 percent free cash flow growth, which demonstrates the tremendous operating leverage in our business and is well ahead of our long-term growth target of 40 percent. We did this while still investing heavily in our business, including product advancements such as our Enhanced Gradebook and the next phase of our Program Intelligence Manager.”

“Based on the roll out of large new clients at our eLearning Division, and very strong new sales at Datamark, we are reiterating our guidance of 18 to 21 percent revenue growth and 40 to 45 percent free cash flow growth for 2006,” Thorne said. “We plan to achieve these results while continuing to invest in the quality and scope of our products through initiatives that include a second data center, internationalization of our software platform and upgraded production capabilities at Datamark.”

Fourth Quarter 2005 Financial Highlights

Revenue

eLearning Division revenue for the fourth quarter of 2005 increased 19 percent from the same period in 2004 to $11.0 million. Student fee revenue, which represented 89 percent of the eLearning Division’s revenue in the fourth quarter of 2005, increased 18 percent from the fourth quarter of 2004. All other eLearning revenue increased 21 percent from the same period in the prior year, primarily as a result of academic consulting revenue associated with the implementation of new customers.

Enrollment Division revenue for the fourth quarter of 2005 increased 22 percent from the same period in 2004 to $18.5 million. Direct mail revenue, which represented 68 percent of the Enrollment Division’s revenue in the fourth quarter of 2005, increased 26 percent from the fourth quarter of 2004. Interactive revenue, which represented 25 percent of the Enrollment Division’s revenue in the fourth quarter of 2005, increased 21 percent from the fourth quarter of 2004.

Gross Margin

Gross margin declined to 43 percent for the fourth quarter of 2005 from 46 percent for the same period in 2004. The decline resulted primarily from the recording of a $485 thousand accounting charge related to sales tax exposure evaluated as part of the Company’s Sarbanes-Oxley remediation efforts. Other factors contributing to the decrease in gross margin included increased direct mail costs and the timing of other marketing costs at the Company’s Enrollment Division, as well as increased software amortization expenses.

Income from Operations

Income from operations for the fourth quarter of 2005 was $3.9 million, an increase of 54 percent from the fourth quarter of 2004. Excluding the impact of the sales tax charge discussed above, income from operations increased 73 percent.

Operating Margin

Operating margin increased to 13.2 percent for the fourth quarter of 2005 from 10.4 percent for the same period in the prior year. Excluding the impact of the sales tax charge, operating margin for the fourth quarter of 2005 was 14.8 percent. Operating margin adjusted for stock-based compensation expense was 15.8 percent, or 17.5 percent excluding the impact of the sales tax charge. This compares to 14.3 percent for the same period in the prior year.

Net Income Before Taxes

Net income before taxes for the fourth quarter of 2005 was $3.1 million, an increase of 389 percent from the fourth quarter of 2004. Results for 2004 included an incremental interest charge of $2.5 million related to the prepayment of $10.0 million in original face value of seller notes. Excluding the impact of the interest charge associated with the debt prepayment, net income before taxes for the fourth quarter of 2005 increased 117 percent from the fourth quarter of 2004.

Income Taxes

The tax provision for the fourth quarter of 2005 was $1.1 million, which reflects an effective tax rate for the quarter of 35 percent. This compares to a net tax benefit of $18.6 million for the same period in the prior year. The fourth quarter of 2004 included a tax benefit resulting from the reversal of a valuation allowance associated with a deferred tax asset related to approximately $66.0 million in net operating loss carry-forwards. The tax provision for the fourth quarter of 2005 included a $294 thousand reduction related to adjustments associated with the tax benefit and provision calculation.

Net Income

Net income for the fourth quarter of 2005 was $2.0 million ($0.09 per diluted share) compared to $17.5 million ($0.80 per diluted share) for the same period in the prior year. Excluding the impact of the net tax benefit of $18.6 million and the interest charge associated with the debt prepayment, net income for the fourth quarter of 2004 was $1.4 million ($0.06 per diluted share).

Adjusted Net Income

In the fourth quarter of 2005, the Company recorded non-cash charges of $1.4 million, including expenses related to stock-based compensation, amortization of identifiable intangible assets associated with the Datamark acquisition and the accretion of the discount on the Company’s debt (non-cash interest expense). After adding these items back to GAAP net income, adjusted net income was $3.4 million ($0.15 per diluted share) for the fourth quarter of 2005 compared to adjusted net income of $21.4 million ($0.98 per diluted share) for the fourth quarter of 2004. Excluding the impact of the net tax benefit of $18.6 million and the interest charge associated with the debt prepayment, adjusted net income for the fourth quarter of 2004 was $2.8 million ($0.13 per diluted share). Differences between the Company’s GAAP net income and adjusted net income and adjusted net income per diluted share are further explained in the financial table that accompanies the unaudited Condensed Consolidated Statements of Operations included in this press release.

Free Cash Flow and Capital Expenditures

For the fourth quarter of 2005, the Company generated free cash flow of $4.9 million, up 108 percent from $2.4 million for the fourth quarter of 2004. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as adjusted EBITDA (adjusted net income plus cash interest, income taxes, depreciation and amortization of capitalized software) less cash interest and capital expenditures. Capital expenditures, including capitalized software development costs, were $461 thousand for the fourth quarter of 2005, compared to $1.1 million for the same period in 2004. Cash interest expense was $590 thousand for the fourth quarter of 2005, compared to $1.1 million for the fourth quarter of 2004. Differences between the Company’s GAAP net income and free cash flow are further explained in the financial table that accompanies the unaudited Condensed Consolidated Statements of Operations included in this press release.

Full-Year 2005 Financial Highlights

Results of Operations

For the full year 2005, consolidated revenue was $102.9 million, an increase of 15 percent from 2004. Gross margin was 48 percent, unchanged from 2004, primarily as the result of the sales and use tax expenses of $485 thousand and increased software amortization expense. Operating income was $13.5 million, an increase of 64 percent from 2004. Adjusted net income was $11.3 million, a decrease of $16.6 million from 2004. After excluding from 2004 results the net tax benefit of $18.6 million and the interest charge associated with the debt prepayment, adjusted net income decreased by $500 thousand from 2004 to 2005, primarily due to decreased stock-based compensation expense. Free cash flow was $13.7 million for 2005, an increase of 84 percent from 2004. These results were in line with the 2005 full-year guidance previously provided by the Company.

Balance Sheet

As of December 31, 2005, the Company had cash of $23.0 million as compared to $16.2 million at September 30, 2005 and $8.2 million at December 31, 2004. As of December 31, 2005, the Company’s debt consisted of $2.0 million in original face amount of seller notes and $20.0 million in original face amount of senior subordinated debt.

Operating Highlights

•

For the 2005 fall academic term, which impacts both the third and fourth quarters, the total number of distance student enrollments supported by the eLearning Division was approximately 280,000, up 61 percent from approximately 174,000 distance student enrollments in the fall term of 2004.

•	The Company’s eLearning Division signed seven new platinum customers in 2005, ahead of internal plans.
•	Cross sell revenues totaled $7.3 million for 2005, up from $5.0 million in 2004.
•	Average annualized revenue per client at the eLearning Division was $238 thousand in the fourth quarter of 2005, an increase of 18 percent from $202 thousand in the fourth quarter of 2004.
•

Total media under management (defined as customers’ gross media spending for direct mail, interactive and other media managed by Datamark), totaled approximately $30 million for the fourth quarter of 2005, an increase of 64 percent from the same quarter last year.

2006 Financial Guidance and Outlook

The Company is reiterating the full-year guidance it provided on December 15, 2005, and is providing the following guidance for the first quarter and initial outlook for the second quarter:

•

First quarter revenue of $26.7 million to $27.0 million, growth of 12 to 13 percent from the first quarter of 2005. The Company expects approximately 55 percent to come from the Enrollment Division and approximately 45 percent to come from the eLearning Division.

•	Second quarter revenue of $28 million to $28.8 million, growth of 21 to 25 percent from the second quarter of 2005.
•	First quarter income from operations of $2.4 million to $2.7 million.
•	First quarter net income of $900 thousand to $1.1 million (EPS of $0.04 to $0.05 based on an estimated 22.8 million diluted shares), assuming an effective tax rate of 43 percent.
•

First quarter adjusted net income of $2.4 million to $2.7 million (adjusted net income per diluted share of $0.11 to $0.12), which reflects adjustments of approximately $1.6 million for non-cash expenses including stock-based compensation, amortization of intangibles and non-cash interest expense.

•

First quarter free cash flow of $1.4 million to $1.7 million, reflecting cash interest expense of approximately $600 thousand and capital expenditures (including capitalized software development costs) of approximately $2.7 million.

First quarter guidance for adjusted net income, adjusted net income per diluted share and free cash flow is reconciled in the accompanying financial tables.

Conference Call

eCollege will hold a conference call to discuss its fourth quarter and full-year 2005 financial results at 9:00 a.m. Central time (10:00 a.m. Eastern time) on March 13, 2006. Interested parties can listen to the live conference call webcast by going to the Investor Relations section of eCollege’s Web site at www.eCollege.com and clicking on the “Live Webcast” link. Please access the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

For those unable to listen at the designated time, the archived webcast will be available on eCollege’s Web site for the next 12 months. A conference call replay also will be available from approximately noon Central time (1:00 p.m. Eastern time) on March 13, 2006 until 11 p.m. Central time (midnight Eastern time) on March 20, 2006. To listen to the replay, participants should dial 800-642-1687. The conference ID for the replay is 5509762.

About eCollege

eCollege [Nasdaq: ECLG] is a leading provider of value-added information services to the post-secondary and K-12 education industries. The Company’s eLearning Division designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country. The Company’s Enrollment Division, Datamark, Inc., helps institutions build new enrollments and increase student retention. Customers include publicly traded for-profit institutions, community colleges, public and private universities, school districts and state departments of education. eCollege was founded in 1996 and is headquartered in Chicago, with the eLearning Division headquartered in Denver. Datamark was founded in 1987 and is headquartered in Salt Lake City. For more information, visit www.eCollege.com and www.Datamark.com.

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Examples of these forward-looking statements include statements about expected future revenue, expenses, income from operations, adjusted income from operations, net income, adjusted net income, non-cash charges, EBITDA, adjusted EBITDA, cash and cash equivalents, free cash flow, capital expenditures, profitability, customer enrollments and any other statements that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks.  Actual performance and results may differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the Company’s industries as well as the more specific risks and uncertainties facing the Company, including those identified in the Company’s reports on Form 10-K, Form 10-Q and Form 8- K filed with the U.S. Securities and Exchange Commission (“SEC”), which you are encouraged to review in connection with this release. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

This news release and/or the financial results attached hereto include “adjusted net income,” “adjusted net income per diluted share,” “net income excluding non-operating events,” “adjusted EBITDA,” “free cash flow” and “adjusted income from operations” amounts that are considered “non-GAAP financial measures” under SEC rules. As required, we have included reconciliations of these measures to GAAP with this news release.

eCollege is a registered trademark of eCollege.

# # #

eCollege Condensed Consolidated Balance Sheets

Unaudited

(in thousands)

	December 31, 2005	December 31, 2004

Current Assets:
Cash and Cash Equivalents	$23,037	$8,223
Accounts Receivable and Other Current Assets	18,667	15,538
Total Current Assets	41,704	23,761

Property and Equipment (Net), Software Development Costs (Net) and Other Assets	10,074	8,752
Identified Intangible Assets (Net)	8,745	10,359
Deferred Tax Asset	18,806	19,846
Goodwill	54,745	55,097
Total Assets	$134,074	$117,815

Current Liabilities:
Accounts Payable and Accrued Liabilities	$ 14,923	$ 14,340
Deferred Revenue and Customer Advances	3,766	3,790
Current Portion of Capital Lease Obligation	320	136
Current Portion of Long-Term Debt	0	1,000
Total Current Liabilities	19,009	19,266

Deferred Revenue	26	67
Other Liabilities and Capital Lease Obligation	572	543
Long-Term Debt ($20 million face value)	18,366	18,434
Seller Notes Payable ($2 million face value)	1,657	1,589
Total Liabilities	39,630	39,899

Common Stock and Additional Paid In Capital, Less Treasury Stock	140,015	127,798
Warrants, Options and Deferred Compensation (Net)	6,980	8,597
Accumulated Deficit	(52,551)	(58,479)
Total Shareholders’ Equity	94,444	77,916

Total Liabilities and Shareholders’ Equity	$134,074	$117,815

eCollege Condensed Consolidated Statements of Operations

Unaudited

(in thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenue
eLearning Revenue	$11,032	$9,300	$41,457	$34,781
Enrollment Marketing Revenue	18,532	15,129	61,411	54,486
Total Revenue	29,564	24,429	102,868	89,267

Cost of Revenue	16,800	13,074	53,976	46,780
Gross Profit	12,764	11,355	48,892	42,487

Research and Development	1,829	1,611	7,249	6,635
Sales and Marketing	2,730	2,435	10,178	9,878
General and Administrative	3,891	4,407	16,317	16,213
Amortization of Intangible Assets	414	373	1,613	1,492
Total Operating Costs and Expenses	8,864	8,826	35,357	34,218

Income from Operations	3,900	2,529	13,535	8,269
Interest and Other Income (Expense), Net	(824)	(1,114)	(3,515)	(4,927)
Loss from Early Repayment of Debt	0	(2,479)	0	(2,479)
Income (Loss) Before Income Taxes	3,076	(1,064)	10,020	863
Income Tax (Expense) Benefit	(1,074)	18,598	(4,092)	18,497
Net Income	$2,002	$17,534	$5,928	$19,360

Basic Net Income Per Share	$0.09	$0.85	$0.27	$0.95
Diluted Net Income Per Share	$0.09	$0.80	$0.26	$0.88

Shares Used in Computing Basic Net Income Per Share	21,942	20,668	21,729	20,358
Shares Used in Computing Diluted Net Income Per Share	22,773	21,839	22,405	21,996

Reconciliation of Adjusted Income from Operations to Income from Operations(1):
Income from Operations	$3,900	$2,529	$13,535	$8,269
Stock-Based Compensation Expense	782	967	2,840	3,820
Adjusted Income from Operations	$4,682	$3,496	$16,375	$12,089

Reconciliation of Adjusted Net Income, Adjusted EBITDA and Free Cash Flow to Net Income(1):
Net Income	$2,002	$17,534	$5,928	$19,360
Adjustments for Non-Cash Charges
Stock-Based Compensation Expense	782	967	2,840	3,820
Amortization of Identified Intangibles	414	373	1,614	1,492
Non-Cash Interest Expense	233	2,536	917	3,200
Adjusted Net Income(1)	$3,431	$21,410	$11,299	$27,872
Depreciation	731	629	2,702	2,438
Amortization of Capitalized Software	158	34	583	325
Cash Interest (Income)/Expense, Net	590	1,057	2,598	4,171
Income Taxes	1,074	(18,598)	4,092	(18,497)
Adjusted EBITDA(1)	$5,984	$4,532	$21,274	$16,309
Capital Expenditures	362	317	3,606	2,848
Capitalized Software	99	783	1,339	1,809
Cash Interest	590	1,057	2,598	4,171
Free Cash Flow(1)	$4,933	$2,375	$13,731	$7,481

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Reconciliation of Adjusted Net Income per Diluted Share to Net Income per Diluted Share (1):
Net Income per Diluted Share	$0.09	$0.80	$0.26	$0.88
Adjustments for Non-Cash Charges
Stock-Based Compensation Expense	0.03	0.04	0.13	0.17
Amortization of Identified Intangibles	0.02	0.02	0.07	0.07
Non-Cash Interest Expense	0.01	0.12	0.04	0.15
Adjusted Net Income per Diluted Share(1)	$0.15	$0.98	$0.50	$1.27

(1)

Adjusted Income from Operations, Adjusted Net Income, Adjusted Net Income per Diluted Share, Adjusted EBITDA and Free Cash Flow are not generally accepted accounting principles, or "GAAP," based measures. However, management believes, based on feedback from investors, analysts and other users of the Company's financial information, that Adjusted Income from Operations, Adjusted Net Income, Adjusted Net Income per Diluted Share, Adjusted EBITDA and Free Cash Flow are appropriate measures of the operating performance of the Company because they are an indication of the resources available for strategic opportunities and are used by many investors to assess the Company's profitability from current operations. Further, management believes, based on feedback from analysts, that Adjusted Net Income, Adjusted Net Income per Diluted Share and Free Cash Flow are important measures that analysts use in estimating and analyzing results for the Company, which estimates are used by investors and potential investors. Finally, as a result of the Company's acquisition of Datamark in the fourth quarter of 2003 and related borrowings, Adjusted EBITDA has been defined by the Company's lenders as an important metric, and is used in the Company's debt compliance covenants. These measures, however, should be considered in addition to, not as a substitute for or superior to, net income, cash flows or other measures of financial performance prepared in accordance with GAAP. Adjusted Income from Operations, Adjusted Net Income, Adjusted Net Income per Diluted Share, Adjusted EBITDA and Free Cash Flow are reconciled herein to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

eCollege Reconciliation of GAAP to Adjusted (Non-GAAP) Condensed Consolidated Statements of Operations

Unaudited

(in thousands, except per share date)

	For the Three Months Ended December 31, 2005			For the Three Months Ended December 31, 2004
	Actual	Adj.	Non-GAAP Results	Actual	Adj.	Non-GAAP Results
Revenue
eLearning Revenue	$11,032	--	$11,032	$9,300	--	$9,300
Enrollment Marketing Revenue	18,532	--	18,532	15,129	--	15,129
Total Revenue	29,564	--	29,564	24,429	--	24,429

Cost of Revenue	16,800	(485)	16,315	13,074	--	13,074
Gross Profit	12,764	485(2)	13,249	11,355	--	11,355

Research and Development	1,829	--	1,829	1,611	--	1,611
Sales and Marketing	2,730	--	2,730	2,435	--	2,435
General and Administrative	3,891	--	3,891	4,407	--	4,407
Amortization of Intangible Assets	414	--	414	373	--	373
Total Operating Costs and Expenses	8,864	--	8,864	8,826	--	8,826

Income from Operations	3,900	485(2)	4,385	2,529	--	2,529
Interest and Other Income (Expense), Net	(824)	--	(824)	(1,114)	--	(1,114)
Loss from Early Repayment of Debt	--	--	--	(2,479)	2,479(4)	--
Income (Loss) Before Income Taxes	3,076	485(2)	3,561	(1,064)	2,479(4)	1,415
Income Tax (Expense) Benefit	(1,074)	(488)(2,3)	(1,562)	18,598	(18,648)(5)	(50)
Net Income	$2,002	$(3)	$1,999	$17,534	$(16,169)	$1,365

Basic Net Income Per Share	$0.09	--	$0.09	$0.85	$(0.78)	$0.07
Diluted Net Income Per Share	$0.09	--	$0.09	$0.80	$(0.74)	$0.06

Shares Used in Computing Basic Net Income Per Share	21,942	--	21,942	20,668	--	20,668
Shares Used in Computing Diluted Net Income Per Share	22,773	--	22,773	21,839	--	21,839

(2) To adjust for sales and use tax charge.

(3) To adjust for adjustments to tax provision.

(4) To adjust for interest charge related to prepayment of $10.0 million original face amount of seller notes.

(5) To adjust for net tax benefit related to reversal of a valuation allowance associated with a deferred tax asset.

eCollege Reconciliation of GAAP to Adjusted (Non-GAAP) Condensed Consolidated Statements of Operations (Cont.)

Unaudited

(in thousands, except per share date)

	For the Three Months Ended December 31, 2005			For the Three Months Ended December 31, 2004
	Actual	Adj.	Non-GAAP Results	Actual	Adj.	Non-GAAP Results

Reconciliation of Adjusted Income from Operations to Income from Operations(1):
Income from Operations	$3,900	$485(2)	$4,385	$2,529	--	$2,529
Stock-Based Compensation Expense	782	--	782	967	--	967
Adjusted Income from Operations	$4,682	485	$5,167	$3,496	--	$3,496

Reconciliation of Adjusted Net Income, Adjusted EBITDA and Free Cash Flow to Net Income(1):
Net Income	$2,002	$(3)	$1,999	$17,534	($16,169)	$1,365
Adjustments for Non-Cash Charges
Stock-Based Compensation Expense	782	--	782	967	--	967
Amortization of Identified Intangibles	414	--	414	373	--	373
Non-Cash Interest Expense	233	--	233	2,536	(2,479)(4)	57
Adjusted Net Income(1)	$3,431	$(3)	$3,428	$21,410	$(18,648)	$2,762
Depreciation	731	--	731	629	--	629
Amortization of Capitalized Software	158	--	158	34	--	34
Cash Interest (Income)/Expense, Net	590	--	590	1,057	--	1,057
Taxes on Income	1,074	488	1,562	(18,598)	18,648	50
Adjusted EBITDA(1)	$5,984	$485	$6,469	$4,532	--	$4,532
Capital Expenditures	362	--	362	317	--	317
Capitalized Software	99	--	99	783	--	783
Cash Interest	590	--	590	1,057	--	1,057
Free Cash Flow(1)	$4,933	$485	$5,418	$2,375	--	$2,375

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Reconciliation of Adjusted Net Income per Diluted Share to Net Income per Diluted Share (1):
Net Income per Diluted Share	$0.09	$0.80	$0.26	$0.88
Adjustments for Non-Cash Charges
Stock-Based Compensation Expense	0.03	0.04	0.13	0.17
Amortization of Identified Intangibles	0.02	0.02	0.07	0.07
Non-Cash Interest Expense	0.01	0.12	0.04	0.15
Adjusted Net Income per Diluted Share(1)	$0.15	$0.98	$0.50	$1.27

eCollege Condensed Consolidated Statement of Cash Flows

Unaudited

(in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Cash Flows from Operating Activities:
Net Income	$2,002	$17,534	$5,928	$19,360

Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation	731	629	2,702	2,438
Amortization of Capitalized Software	158	34	583	325
Amortization of Intangible Assets	414	373	1,614	1,492
Stock-Based Compensation	782	967	2,840	3,820
Deferred Income Taxes	608	(18,716)	3,529	(18,716)
Other (Net)	(31)	1,597	1,073	3,539
Changes In:
Accounts Receivable	4,583	4,508	(2,805)	(3,613)
Accounts Payable and Accrued Liabilities	1,604	(1,301)	854	3,668
Deferred Revenue	(4,630)	(3,489)	(64)	1,261
Other Changes in Assets and Liabilities (Net)	607	2,348	(144)	1,590
Net Cash Provided by Operating Activities	6,828	4,484	16,110	15,164

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(362)	(317)	(3,606)	(2,848)
Datamark Acquisition	353	(53)	353	(208)
Capitalized Software Development Costs	(99)	(783)	(1,339)	(1,809)
Other (Net)				(510)
Net Cash Used in Investing Activities	(108)	(1,153)	(4,592)	(5,375)

Cash Flows from Financing Activities
Proceeds from Issuance of Common Stock	237	602	4,927	2,551
Stock Issuance Costs	--	--	--	(10)
Proceeds/Payments from (on) Leasing Arrangements (Net)	(76)	(32)	286	284
Proceeds/Payments from (on) Term Loan (Net)	--	(250)	(1,917)	(1,000)
Proceeds/Payments from (on) Line of Credit (Net)	--	(9,688)	--	(9,365)
Proceeds/Payments from (on) Senior Subordinated Notes (Net)	--	(10,000)	--	(10,000)
Net Cash Provided by Financing Activities	161	(19,368)	3,296	(17,540)

Net Increase (Decrease) in Cash and Cash Equivalents	6,881	(16,037)	14,814	(7,751)
Cash and Cash Equivalents, Beginning of Period	16,156	24,260	8,223	15,974
Cash and Cash Equivalents, End of Period	$23,037	$8,223	$23,037	$8,223

Reconciliation of GAAP Net Income and Net Income per Diluted Share Guidance

to Adjusted Net Income, Adjusted Net Income per Diluted Share and Free Cash Flow Guidance

	For the Three Months Ending March 31, 2006
	Range ($ Thousands)	Per Share
Net Income Guidance	$900 to $1,100	$0.04 to $0.05
Adjustments for Non-Cash Charges
Stock-Based Compensation Expense	$900	$0.04
Amortization of Identified Intangibles	$400	$0.02
Non-Cash Interest Expense	$300	$0.01
Adjusted Net Income Guidance(1)	$2,500 to $2,700	$0.11 to $0.12
Depreciation	$800
Amortization of Capitalized Software	$100
Cash Interest (Income)/Expense, Net	$600
Taxes on Income	$700 to $800
Adjusted EBITDA(1)	$4,700 to $5,000
Capital Expenditures	$2,400
Capitalized Software	$300
Cash Interest	$600
Free Cash Flow Guidance(1)	$1,400 to $1,700